Exhibit 10.23

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of [_____], 2024 and effective as of the Effective Date (as defined below), is entered into by and between Lineage, Inc. (the “REIT”), Lineage Logistics Services, LLC (the “Employer”, and together with the REIT, the “Company”), Lineage Logistics Holdings, LLC (“LLH”) and Rob Crisci (“Executive”). This Agreement amends and restates in its entirety that certain Employment Agreement, dated as of April 12, 2023 and effective as of April 19, 2023 (the “Original Effective Date”), by and between LLH and Executive (the “Prior Employment Agreement”).

WHEREAS, Executive currently serves as Chief Financial Officer of LLH and the Employer pursuant to the Prior Employment Agreement; and

WHEREAS, effective as of the Effective Date, the Company and Executive mutually desire to continue Executive’s employment as Chief Financial Officer of the Company on the terms and conditions set forth in this Agreement and to amend and restate in its entirety the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effectiveness. This Agreement shall become effective upon and as of the date of the closing of the IPO (as defined below) (the “Effective Date”). In the event that the closing of the IPO does not occur on or prior to December 31, 2024, this Agreement shall automatically, and without further action by any party hereto, thereupon terminate without any obligation by any party, the provisions of this Agreement shall be null and void and of no force or effect, and the Prior Employment Agreement shall remain in effect.

2. Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment with the Company under this Agreement shall be for a period commencing on the Effective Date and ending on the date that is three (3) years following the Original Effective Date, unless sooner terminated in accordance with the terms of this Agreement (in any case, the “Employment Period”). Notwithstanding anything to the contrary in the foregoing, Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 5 hereof.

3. Position, Duties and Responsibilities.

(a) Position. During the Employment Period, Executive shall serve as Chief Financial Officer of the REIT and the Employer, and shall serve in such other or additional positions and on such terms as the Company may determine from time to time. Executive shall report to the President and Chief Executive Officer of the Company (currently, Greg Lehmkuhl), and shall perform such duties as are usual and customary for Executive’s position. At the Company’s request, Executive shall serve the Company and/or its subsidiaries or affiliates in such other capacities, consistent with Executive’s title, as the Company shall reasonably designate (without additional compensation). Executive agrees to observe and comply with applicable law and the rules and policies of the Company, as in effect from time to time, including, and without limitation, any rules and policies relating to Executive’s obligations to the Company and its members (or stockholders) upon a termination of employment.

(b) Exclusivity. During the Employment Period, Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company and its subsidiaries and its affiliates, and shall not (i) serve as an employee or consultant for any other entity, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for Executive to (x) serve on the boards of directors of non-profit, civic or charitable organizations or (y) manage Executive’s personal investments, in each case, to the extent that such activities do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties and responsibilities hereunder or directly or indirectly compete or conflict with the business of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing or anything herein to the contrary, Executive may (A) from the Original Effective Date until no later than January 31, 2025, devote up to seven (7) hours per week on average to the performance of services to Roper Technologies, Inc. consistent with the type and level of such services being provided by Executive over the period commencing on February 1, 2023 to the Original Effective Date, provided that the performance of such services does not conflict or materially interfere with Executive’s performance of duties hereunder, and (B) continue to serve as a director on the board of directors of MasterBrand, Inc., to the extent that such service as a director (or on any committee of such board) does not conflict or materially interfere with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Location. During the Employment Period, Executive shall perform the services required by this Agreement from one or more of the Company’s offices in Florida; provided, that Executive shall be permitted to work remotely as may be agreed between the Company and Executive in accordance with applicable Company policy, except for travel to other locations as may be necessary from time to time to fulfill Executive’s duties and responsibilities hereunder, including to the Company’s principal offices, currently located in Novi, Michigan. Executive acknowledges that the Company’s primary finance function which Executive shall oversee in connection with his duties and responsibilities as Chief Financial Officer of the Company (and a substantial number of the Company’s employees employed thereby) is based at the Company’s principal offices in Novi, Michigan, and, without limiting the foregoing, Executive shall consequently spend a meaningful amount of time working in the Company’s offices in Novi, Michigan in order to fulfill Executive’s duties and responsibilities hereunder.

4. Compensation and Benefits; Expenses.

(a) Base Salary. During the Employment Period, Executive shall receive a base salary of $700,000 per year (the “Base Salary”), pro-rated for any partial year of employment. The Compensation Committee of the Board of Directors of the REIT (the “Compensation Committee”) shall review Executive’s Base Salary at least annually, and may, in its sole discretion, from time to time increase the then-applicable Base Salary. For avoidance of doubt, the Base Salary as so increased and in effect from time to time shall be referred to herein as the “Base Salary.” The Base Salary shall be paid in accordance with the Company’s customary payroll practices, as in effect from time to time, but no less often than monthly.

(b) Annual Bonus. For each fiscal year of the Company ending during the Employment Period, Executive shall be eligible to earn a cash performance bonus (the “Annual Bonus”), based on the attainment of Company, divisional, individual and/or other performance objectives determined by the Company in its sole discretion, in accordance with the applicable bonus plan or program maintained by the Company (or any of its affiliates). Executive’s target Annual Bonus shall equal 125% of Executive’s Base Salary (the “Target Bonus”). The actual amount of any Annual Bonus (if any) shall be determined by reference to the attainment of the applicable performance objectives (and may equal zero if applicable objectives are not attained). Any Annual Bonus shall be paid to Executive on the date on which annual bonuses are paid generally by the Company (or, as applicable, any of its affiliates) to its similarly situated executives with respect to the year in which the Annual Bonus was earned, subject to and conditioned upon Executive’s continued employment with the Company through the applicable payment date, except to the extent otherwise provided in Section 6(b) or 6(c), as applicable.

(c) Equity-Based Awards. During the Employment Period, Executive shall be eligible to be granted equity-based awards under the Company’s long-term incentive plan, subject to vesting and other conditions determined by the Compensation Committee, in its sole discretion. The form, amount and terms of any such equity awards, if any, shall be determined by the Compensation Committee in its sole discretion in accordance with the terms and conditions of plans as in effect from time to time.

(d) Benefits. During the Employment Period, Executive will be eligible to participate in the health, welfare and retirement benefit plans, policies and programs (including, as applicable, medical, dental, disability, life and accidental death insurance plans and programs) and, subject to Section 4(e) below, any leave of absence, holiday, vacation or paid-time-off policies and programs, in each case, maintained by the Company (or any of its affiliates) for the benefit of its similarly situated executives from time to time. Nothing contained in this Section 4(d) shall create or be deemed to create any obligation on the part of the Company (or any of its affiliates) to adopt or maintain any health, welfare, retirement, fringe or other benefit plan(s) or program(s) at any time or limit the right of the Company (or any of its affiliates) to amend or terminate any such benefit plan(s) or program(s).

(e) Vacation. During the Employment Period, Executive will be entitled to accrue and use twenty-seven (27) days of paid vacation per calendar year (pro-rated for any partial year of service); provided, however, that Executive will not accrue any vacation time in excess of 320 hours (the “Accrual Limit”) and will cease accruing vacation time if Executive’s accrued vacation reaches the Accrual Limit until such time as Executive’s accrued vacation drops below the Accrual Limit.

(f) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Executive in the performance of Executive’s services hereunder and substantiated in accordance with the policies and procedures of the Company (or any of its affiliates), including without limitation, the Company’s Travel and Expense Policies and Code of Business Conduct, in any case, as may be in effect from time to time.

5. Termination of Employment. Executive’s employment hereunder shall be terminated, or may be terminated, as the case may be, under the following circumstances (including as set forth in Section 2, above):

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period and the Company may terminate Executive’s employment on account of Executive’s Disability (as defined below). “Disability” means (i) Executive is entitled to receive long-term disability benefits under the Company’s or its affiliates’ applicable long-term disability plan or (ii) the inability, or failure, of Executive to perform the essential functions of Executive’s job for one hundred twenty (120) days out of any three hundred sixty-five (365) day period or ninety (90) consecutive days, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment.

(b) Cause. Executive’s employment may be terminated at any time by the Company for Cause (as defined below) or without Cause, in any case, in accordance with the terms of this Agreement. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following:

(i) the commission by Executive of any act of fraud, material dishonesty or embezzlement against the Company or any of its affiliates or otherwise in connection with the performance of Executive’s services under this Agreement or otherwise involving the Company or any such affiliate;

(ii) Executive’s commission of, or pleading guilty or no contest to, a felony or other crime involving moral turpitude;

(iii) Executive’s performance of acts which are or could reasonably be expected to become materially detrimental to the Company or any of its affiliates;

(iv) Executive’s breach of this Agreement or any other written agreement between Executive and the Company or its affiliates and Executive’s failure to cure the same, to the extent capable of cure, within fifteen (15) days after receiving written notice from the Company (other than by reason of Executive’s Disability);

(v) Executive’s commission of a violation of any applicable Company policy, including, without limitation, policies addressing confidentiality, non-solicitation or non-competition, and Executive’s failure to cure the same, to the extent capable of cure, within fifteen (15) days after receiving written notice from the Company;

(vi) Executive’s willful failure to substantially perform or gross neglect of Executive’s duties (including, but not limited to, Executive’s failure to follow any lawful directive from the Company (or any of its affiliates) within the reasonable scope of Executive’s duties) and Executive’s failure to correct the same (if capable of correction) within fifteen (15) days following Executive’s receipt of written notice thereof (provided, however, that for avoidance of doubt, such failure shall not be measured by economic performance, productivity or a similar measure of the performance of Company or its affiliates or any unit or division thereof), in any case, other than as a result of Disability; or

(vii) Executive’s use of alcohol or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on Executive’s performance, Executive’s duties to the Company (or any of its affiliates), or the reputation of the Company or its affiliates.

(c) Good Reason. Executive may voluntarily terminate Executive’s employment hereunder for Good Reason (as defined below) in accordance with this Section 5(c). For purposes of this Agreement, “Good Reason” shall mean any one or more of the following actions by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary by the Company; (ii) a material diminution in Executive’s authority, duties or responsibilities hereunder; (iii) a requirement to report to any corporate officer or employee other than the Company’s President and Chief Executive Officer; or (iv) a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from Executive’s current principal place of employment in Sarasota, Florida. Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” unless (x) Executive first provides the Company or its successor with written notice of such event within thirty (30) days after Executive becomes aware of the occurrence of such event, (y) to the extent correctable, the Company or its successor fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (z) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

(d) Expiration; Nonrenewal. Notwithstanding anything contained herein, in no event shall the expiration of the Employment Period (as may subsequently be extended or renewed) or the Company’s election not to renew or extend the Employment Period or Executive’s employment with the Company constitute a termination of Executive’s employment by the Company without Cause.

(e) Other Terminations. Executive may voluntarily terminate Executive’s employment with the Company hereunder without Good Reason at any time for any reason by delivery of a written notice of resignation to the Company setting forth the date of resignation and giving at least thirty (30) days’ advance written notice of such resignation. Notwithstanding the foregoing, in the event that Executive terminates his/her employment without Good Reason, the Company may, in its sole discretion, waive all or any portion of Executive’s resignation notice period (without payment in lieu thereof). In addition, Executive may voluntarily terminate Executive’s employment with the Company hereunder upon Executive’s Retirement. For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary retirement as an employee of the Company on or after the date on which Executive has (a) attained at least sixty (60) years of age and (b) completed at least ten (10) years of service with the Company or any subsidiary; provided that Executive has provided the Company with at least six (6) months’ advance written notice of Executive’s retirement. For avoidance of doubt, if Executive’s employment with the Company terminates for any reason during such notice period, such termination shall not be deemed to have occurred by reason of Executive’s Retirement for purposes of this Agreement.

6. Obligations of the Company upon Termination.

(a) General. In the event that Executive’s employment under this Agreement terminates during the Employment Period for any reason, upon such termination, the Company shall pay to Executive (or Executive’s estate) in a single lump sum payment, within thirty (30) days after the Date of Termination (as defined below), or such earlier date as may be required by applicable law, the aggregate amount (in each case, if any) of (i) any earned but unpaid Base Salary, (ii) any accrued, but unused vacation and (iii) unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable in accordance with Section 4(f) above and which have been properly substantiated in accordance with applicable Company policy as of the Date of Termination (together, the “Accrued Obligations”). In addition, upon a termination of Executive’s employment during the Employment Period for any reason, vested benefits (if any) under any employee benefit plans and any then-outstanding equity-based awards in the REIT, Lineage OP, LP, or any of their respective subsidiaries or affiliates held by Executive as of such Date of Termination shall be governed by the terms and conditions of the applicable plan and award agreement(s).

(b) Termination Without Cause or For Good Reason. If, during the Employment Period, the Company terminates Executive’s employment without Cause or Executive resigns his employment for Good Reason (it being understood that in no event shall a termination of Executive’s employment upon or following the expiration of the Employment Period constitute a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason), then, in either case, upon Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Separation from Service” and the date of any such Separation from Service, the “Date of Termination”), subject to and conditioned upon Executive’s timely execution and non-revocation of a general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) and Executive’s continued compliance with the Restrictive Covenants Agreements (as defined below), the Company shall pay or provide to Executive, in addition to the Accrued Obligations, the following (the “Severance”):

(i) a cash amount equal to the sum of (x) twelve (12) months (or in the case of a Change in Control Termination (as defined below), eighteen (18) months) of Executive’s Base Salary and (y) one (1) times (or in the case of a Change in Control Termination, one and one-half (1.5) times) Executive’s Target Bonus, in each case, based on Executive’s Base Salary and Target Bonus in effect as of the Date of Termination, payable in substantially equal installments in accordance with the Company’s customary payroll practices during the twelve (12)-month (or in the case of a Change in Control Termination, eighteen (18)-month) period following the Date of Termination;

(ii) any unpaid Annual Bonus (if any) for the fiscal year immediately preceding the year during which such termination occurs to the extent that the attainment of Company, divisional, individual and/or other performance objectives have been achieved by the Company and/or Executive in accordance with the applicable bonus plan or program maintained by the Company, (the “Prior Year Bonus”), payable in one lump sum as promptly as practical after the Release becomes effective and irrevocable (subject to the hanging paragraph below), but in no event later than sixty (60) days following the Date of Termination; and

(iii) subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Date of Termination and ending on the twelve (12)-month (or in the case of a Change in Control Termination, eighteen (18)-month) anniversary of the Date of Termination or, if earlier, the date on which Executive becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), the Company shall pay to Executive an amount equal to the cost of coverage under the Company’s group health plan (if any) at the same levels and costs in effect on the Date of Termination (the “COBRA Payment”) for Executive’s use toward securing continued health insurance (whether through COBRA or otherwise). The COBRA Payment shall be paid to Executive in substantially equal monthly installments over the COBRA Period and the COBRA Payment shall continue during the COBRA Period if the continuation healthcare coverage under Section 4980B of the Code expires under its terms.

For purposes of this Agreement, a “Change in Control Termination”, means a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in either case, on or within eighteen (18) months following a Change in Control (as defined in the Company’s 2024 Incentive Award Plan, as may be amended from time to time, or any successor plan thereto).

(c) Termination at Expiration; Death, Disability, Retirement. If Executive’s employment hereunder terminates upon expiration of the Employment Period (as may subsequently be extended or renewed) or due to Executive’s death, Disability or Retirement, then, in such case, upon such termination, subject to and conditioned upon Executive’s timely execution and non-revocation of Release substantially in the form attached hereto as Exhibit A and Executive’s continued compliance with the Restrictive Covenants Agreements, the Company shall pay or provide to Executive, in addition to the Accrued Obligations, the Prior Year Bonus (if any), payable in one lump sum as promptly as practical after the Release becomes effective and irrevocable (subject to the hanging paragraph below), but in no event later than sixty (60) days following the Date of Termination. Such Prior Year Bonus, if any, shall also be referred to as Severance if this paragraph is operative rather than the foregoing paragraph (b).

Notwithstanding the foregoing, (i) no Severance payments or benefits under Sections 6(b) or (c) shall be made prior to the date on which the Release becomes effective and irrevocable, and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon (ii) if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two

(2) calendar years, no Severance payments or benefits under Sections 6(b) or (c) shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto (if any)) shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year (or if later, the first regularly scheduled Company payroll date following Release effectiveness) and (iii) upon any breach by Executive of the Restrictive Covenants Agreements on or following the Date of Termination, (A) any unpaid portion of the Severance payments or benefits (as applicable) shall cease to be payable and shall be forfeited by Executive upon such breach, and (B) any Severance payments or benefits paid to Executive on or after the date of any such breach shall be repaid by Executive to the Company immediately upon demand therefor.

(d) Other Terminations. If Executive’s employment is terminated for any reason not described in Sections 6(b) or (c) above (including, without limitation, due to Executive’s death or Disability, a termination by the Company for Cause, or a resignation by Executive without Good Reason or any termination after the expiration of the Employment Period), the Company will pay Executive only the Accrued Obligations within thirty (30) days after the Date of Termination (or such earlier date as may be required under applicable law). Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans.

(e) Termination of Offices and Directorships; Full Settlement. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company or its affiliates and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except for any indemnification rights that Executive may have under the Company’s D&O policy or governance documents or as otherwise expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

(f) Return of Property. Upon termination of Executive’s employment for any reason, Executive shall return to the Company (or, as applicable, any of its affiliates): (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any Confidential Information (as defined in the applicable Restrictive Covenants Agreement) including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing.

7. Restrictive Covenants. Executive acknowledges and agrees that Executive has entered into (i) that certain Proprietary Information, Inventions, Non-Solicitation Agreement, dated April 18, 2023 and (ii) that certain Confidentiality Agreement, dated April 19, 2023, each with the Company or its affiliates (together, the “Restrictive Covenants Agreements”). Executive acknowledges and agrees that Executive shall be bound by, and comply with Executive’s obligations under, the Restrictive Covenants Agreements.

8. Arbitration.

(a) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”), between any two or more Persons Subject to Arbitration (as defined below), including without limitation, any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (ii) for unemployment or workers’ compensation benefits; (iii) of sexual harassment or sexual assault arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes; (iv) brought before the Equal Employment Opportunity Commission or similar state or local agency, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; (v) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof; or (vi) brought by the Company pursuant to Section 7 hereof (or under the agreements referenced therein). Either party hereto may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

(b) “Persons Subject to Arbitration” means, individually and collectively, (i) Executive, (ii) any person in privity with or claiming through, on behalf of or in the right of Executive, (iii) the Company, (iv) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (v) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(c) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Miami, Florida, pursuant to JAMS’s Employment Arbitration Rules & Procedures, available at https://www.jamsadr.com/rules-employment-arbitration/English. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the JAMS rules applicable to employment disputes in effect at the time of the arbitration. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(d) In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including, without limitation, reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

(e) WAIVER OF TRIAL BY JURY OR COURT. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f) WAIVER OF OTHER RIGHTS. EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g) Severability; Conformance to Applicable Law. This Section 8 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes. To the extent any terms or conditions of this Section 8 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 8. To the extent applicable law imposes additional requirements to allow enforcement of this Section 8, this Agreement shall be interpreted to include such terms or conditions.

9. Section 280G Best Pay Cap.

(a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 6 of this Agreement, the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, Executive’s remaining Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes applicable to such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments, the receipt or retention of which Executive has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code, will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

10. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any person or transfer all or substantially all of its properties or assets to any person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by e-mail transmission, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At Executive’s last known address and/or e-mail address evidenced on the Company’s records.

If to the Company:

Lineage, Inc.

1 Park Plaza, Suite 550

Irvine, California 92614

Attn: Chairman of the Board of Directors

e-mail: adam@bay-grove.com

Attn: General Counsel

e-mail: nmatsler@onelineage.com

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

12. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 12 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. Executive shall be solely liable for any taxes imposed on him under or by operation of Section 409A.

(b) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

(c) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments under Section 6 hereof, shall be paid to Executive during the six (6)-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

(d) To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit. Executive acknowledges and agrees that it is Executive’s sole responsibility to timely substantiate any such expenses in order to ensure timely payment in accordance with the foregoing and the applicable requirements of Section 409A.

13. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be entitled to withhold any and all such taxes from amounts payable hereunder.

14. Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. Executive represents and warrants that Executive is in fact individually represented by legal counsel in negotiating the terms of this Agreement to designate either the venue or forum in which a controversy arising from this Agreement may be adjudicated or the choice of law to be applied.

16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

17. Counterparts. This Agreement may be executed manually or electronically in any number of counterparts, any of which may be executed and transmitted by facsimile or email (including portable document format (.PDF) and any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

18. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

19. Entire Agreement. This Agreement (together with any applicable equity award agreements between Executive and the Company or its affiliates and the Restrictive Covenants Agreements), sets forth the final and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company or its affiliates and Executive, or any representative of the Company (or its affiliates) or Executive, with respect to the subject matter hereof (including, without limitation, the Prior Employment Agreement).

20. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

[Signature Page Follows]

Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company (or any of its subsidiaries or affiliates) pursuant to the terms of this Agreement. Without limiting the generality of the foregoing representations and warranties by Executive, the Company acknowledges that Executive has notified the Company of the restrictive covenants by which Executive remains bound in favor of Roper Technologies, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

“REIT”

Lineage, Inc.

By:
Name: Adam Forste
Its: Co-Executive Chairman

“EMPLOYER”

Lineage Logistics Services, LLC

By: LLH Topco Holdings TRS, LLC
Its: Sole Member

By: Lineage Logistics Holdings, LLC
Its: Manager

By: Lineage OP, LLC
Its: Managing Member

By: Lineage, Inc.
Its: Managing Member

By:
Name: Adam Forste
Title: Co-Executive Chairman

“LLH”

Lineage Logistics Holdings, LLC

By: Lineage OP, LP
Its: Managing Member

By: Lineage, Inc.
Its: Managing Member

By:
Name: Adam Forste
Its: Co-Executive Chairman

[Signature Page to Amended and Restated Employment Agreement]

“EXECUTIVE”

Name: Rob Crisci

[Signature Page to Amended and Restated Employment Agreement]

Exhibit A

General Release

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Lineage, Inc. (the “REIT”), Lineage Logistics Services, LLC (the “Employer”, together with the REIT, the “Company”), Lineage OP, LP and their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.

The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans With Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, [_______________,]1 as each may have been amended from time to time, and any other applicable federal, state or local law, including any order, statute, regulation, constitution, ordinance, and common law. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 6[(b)]/[(c)]2 of that certain Amended and Restated Employment Agreement, dated as of [____], 2024, by and between the undersigned and the Company (the “Employment Agreement”), which payments and benefits (among other good and valuable consideration) are provided in exchange for this Release, (ii) to any Claims for indemnification arising under any applicable indemnification obligation of the Company, (iii) to report to, provide information to, cooperate in any investigation or other proceeding conducted by, or receive a whistleblower award from the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Department of Justice, or any other federal, state or local governmental or regulatory body or official; (iv) file a charge of discrimination with the Equal Employment Opportunity Commission or analogous state or local governmental agency (the “EEOC”); provided, however, Executive releases Executive’s right to receive damages or other relief awarded in any such proceeding by or before the EEOC; (v) to any Claims for unemployment benefits or workers’ compensation benefits or which cannot be waived by an employee under applicable law, or (vi) to any Claims the undersigned may have solely in the undersigned’s capacity as an equityholder of the Company or any of its affiliates, subsidiaries, partners, members, successors or assigns; or (v) vested benefits (if any) under any employee benefit plans of the Company or its affiliates.

[1]	Local law references to be added, as applicable.
[2]	To be updated.

Exhibit A

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

A.	THE UNDERSIGNED IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

B.

THE UNDERSIGNED HAS AT LEAST [TWENTY-ONE (21)][3] DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT. IF THE UNDERSIGNED SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF THE [TWENTY-ONE (21)] DAY PERIOD, THE UNDERSIGNED WAIVES THE REMAINDER OF THAT PERIOD. UNDERSIGNED WAIVES THE RESTARTING OF THE [TWENTY-ONE (21)] DAY PERIOD IN THE EVENT OF ANY MODIFICATION OF THIS RELEASE, WHETHER OR NOT MATERIAL; AND

C.

THE UNDERSIGNED HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND, PROVIDED THE UNDERSIGNED DOES NOT SO REVOKE THIS RELEASE, THIS RELEASE WILL BECOME EFFECTIVE UPON THE EIGHTH (8TH) DAY AFTER THE UNDERSIGNED EXECUTES THIS RELEASE.

If the undersigned wishes to revoke this Release, the undersigned must deliver written notice (which may be by email), stating the undersigned’s intent to revoke to [______], at [_______], on or before 5:00 p.m. (ET) on the seventh (7th) day after the date on which the undersigned signs this Release. The undersigned acknowledges that if the undersigned fails to timely execute and deliver the Release to the Company or timely revokes this Release, the undersigned will not receive any payments or benefits pursuant to Section 6[(b)]/[(c)] of the Employment Agreement.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

[3]	If at least one other termination is contemplated at the time of the undersigned’s termination, this may need to be increased to 45 days and additional disclosure under the OWBPA may be needed.

Exhibit A

The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim; provided, nothing herein shall restrict the undersigned from challenging the knowing and voluntary nature of this Release under the ADEA before a court of competent jurisdiction or the EEOC; provided, further, nothing herein shall limit such court’s or the EEOC’s ability to offset any compensation awarded to the undersigned upon such a challenge by the amount of consideration received under Section 6[(b)]/[(c)] of the Employment Agreement.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

*   *   *   *   *

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________________ 20__.

Rob Crisci

Exhibit A